Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	Lytham Partners, LLC
	Chairman and CEO	Retail: Joe Dorame
	White Electronic Designs Corporation	Institutional/Analyst: Joe Diaz
	602-437-1520	diaz@lythampartners.com
	hamid@wedc.com	Media: Kristen Klein
602-889-9700
White Electronic Designs Corporation
First Quarter Fiscal 2006 Financial Results
Phoenix, AZ February 7, 2006 — White Electronic Designs Corporation (NASDAQ: WEDC) is pleased to report results for the first quarter of fiscal 2006 ended December 31, 2005.
Highlights include:
•	Net sales of $24.9 million

•	Net income of $0.8 million or $0.03 per diluted share

•	Total bookings of $25.5 million

•	Backlog of $54.0 million
Net sales for the first quarter of fiscal 2006 were $24.9 million compared to $28.9 million in the comparable quarter last year. Net income for the first quarter of fiscal 2006 was $0.8 million, or $0.03 per diluted share, compared to net income of $1.2 million, or $0.05 per diluted share, in the first quarter of fiscal 2005.
Hamid Shokrgozar, Chairman and Chief Executive Officer of White Electronic Designs Corporation, commented, “We are pleased with the improved margins that were generated during the first quarter of fiscal 2006. While sales were lower compared to last year’s first quarter, we remained solidly profitable despite additional expenses associated with non-cash stock based compensation and a strategic increase in R&D spending totaling $0.4 million. Our tactical initiative to focus on higher margin business is beginning to take hold and we expect to achieve improved operational results in the quarters to come as we commence delivery on some of the strong military microelectronics bookings secured in the second half of fiscal 2005. ”
Mr. Shokrgozar continued, “With the goal of strengthening our position in the next generation anti-tamper technology market as well as the tablet personal computer market with our developing touch screen technologies, we increased R&D investment during the quarter to 6.7% of net sales, or $1.7 million, 21% more than the comparable quarter last year. We are dedicated to driving innovation in all of our products lines in order to attract higher margin business in the years to come.”
Our backlog at the end of the first quarter of fiscal 2006 totaled $54.0 million. Our balance sheet remained strong during the quarter as our cash totaled $49.0 million with no debt. During the quarter, payments for income taxes, accrued compensation, leasehold improvements, and increased investment in inventory and R&D more than offset the cash generated from operations.

Selling, general and administrative (SG&A) expenses for the first quarter of fiscal 2006 were $4.7 million, compared to $5.0 million in the immediately preceding quarter and $4.5 million in the first quarter of fiscal 2005. The year-over-year increase in general and administration (G&A) expenses more than offset the decrease in selling expenses. The two primary increases in G&A expenses were the additional costs incurred for Sarbanes-Oxley Act requirements and stock option compensation expense related to the adoption of SFAS No. 123R.
Gross profit for the first quarter of fiscal 2006 was $7.3 million, or 29% of net sales, compared to $7.5 million, or 26%, in the first quarter of fiscal 2005 and $9.4 million, or 31%, in the immediately preceding quarter.
Microelectronic Segment Highlights
•	Net sales for the Microelectronic segment totaled $13.9 million in the first quarter of fiscal 2006, compared to $16.2 million in the first quarter of fiscal 2005. Net sales to military customers totaled $9.0 million which was unchanged from the first quarter of fiscal 2005.

•	Backlog at the end of the first quarter of fiscal 2006 for the Microelectronic segment totaled $33.4 million, or 62% of the total Company backlog. Military products accounted for 78% of the Microelectronic segment backlog. Backlog was $27.3 million for this segment at the end of the first quarter of fiscal 2005.

•	First quarter new orders received for the Microelectronic segment totaled $14.3 million, or 56% of the total new orders received by the Company. Defense microelectronic products bookings were $10.0 million in the first quarter, compared to $8.1 million in the first quarter of fiscal 2005.

•	Net sales for the first quarter of fiscal 2006 for our commercial Microelectronic products totaled $4.9 million compared to $7.1 million in the first quarter of fiscal 2005. The decrease in net sales was primarily due to shipments for a customer’s hotel entertainment delivery system being delayed due to the hurricanes in the Gulf Coast.
Key Microelectronic segment awards during the quarter included:
•	Received $2.2 million order for military multichip modules to be used in the power system of Navy Nuclear Submarines.

•	Received $1.6 million order for multichip modules used in a missile application.

•	Received $1.4 million order for Anti-Tamper (AT) program.

•	Received follow-on order totaling $1.4 million for memory module products from a customer supporting the high-end enterprise server market.

•	Received a $0.7 million follow-on order from a leader in high end audio entertainment systems.
Display Segment Highlights
•	Net sales for the Display segment totaled $11.0 million compared to $12.9 million in the immediately preceding quarter and $12.7 million in the first quarter of fiscal 2005.

•	Backlog at the end of the first quarter for the Display segment totaled $20.5 million, or 38% of the total Company backlog. Display segment backlog was $20.2 million in the immediately preceding quarter and $26.1 million at the end of the first quarter of fiscal 2005. The year-over-year decrease was due to the strategic decision we made in not pursuing lower margin sales and the resulting completion of our contract with a large Point-of-Service provider.

•	New orders received for the Display segment totaled $11.2 million compared to $11.6 million in the immediately preceding quarter and $16.2 million in the first quarter of fiscal 2005. The year-over-year decrease was due to the strategic decision we made in not pursuing lower margin sales and the resulting completion of our contract with a large Point-of-Service provider.
Key Display segment awards during the quarter included:
•	Received production orders totaling $2.7 million for enhanced display products using our Max-Vu technology for specialty PC applications.

•	Received follow-on display enhancement orders for various avionics, marine, and industrial applications totaling over $2.5 million.

•	Received follow-on order for medical patient monitor applications totaling $0.8 million.

•	Received continuing orders of $1.9 million for follow-on keypad products from major appliance manufacturers.
White Electronic Designs Corporation will host a teleconference and webcast today to review the financial results of the first quarter of fiscal year 2006 beginning at 11:00 a.m. EASTERN. Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 190158 for seven days following the call. A live webcast of the call will be available at http://www.vcall.com/CEPage.asp?ID=90417. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site, enter the Company’s symbol, WEDC. The webcast will be archived for the following 12 months.
White Electronic Designs Corporation designs, develops and manufactures innovative components and systems for high technology sectors in military, industrial, medical and commercial markets. White’s products include advanced semiconductor packaging of high-density memory products and state-of-the-art microelectronic multi-chip modules for military and defense industries and data and telecommunications markets; anti-tamper products for mission-critical semiconductor components in defense and secure commercial applications; enhanced and ruggedized high-legibility flat-panel displays for commercial, medical, defense and aerospace systems; digital keyboard and touch-screen operator-interface systems; and electromechanical assemblies for OEM’s in commercial and military markets. White is headquartered in Phoenix, Arizona and has design and manufacturing centers in Arizona, Indiana, Ohio and Oregon. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website, www.wedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, manufacturing delays, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.
Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended October 1, 2005 under the heading “Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share data)

	December 31,	October 1,
	2005	2005
ASSETS
Current Assets
Cash and cash equivalents	$49,018	$51,008
Accounts receivable, less allowance for doubtful accounts of $401 and $250	18,071	19,457
Inventories, net	21,933	19,609
Prepaid expenses and other current assets	1,608	825
Deferred income taxes	4,435	4,508

Total Current Assets	95,065	95,407

Property, plant and equipment, net	15,968	14,952
Goodwill	5,670	5,670
Intangible assets, net	5,003	5,121
Other assets, net	117	118

Total Assets	$121,823	$121,268

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$7,111	$5,712
Accrued salaries and benefits	1,906	2,356
Other accrued expenses	2,441	3,701
Deferred revenue	1,665	1,797

Total Current Liabilities	13,123	13,566

Accrued long-term pension liability	547	547
Deferred income taxes	1,746	1,725
Other long term liabilities	1,229	1,210

Total Liabilities	16,645	17,048

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,489,276 and 24,479,276 shares issued	2,449	2,448
Treasury stock, 44,442 and 44,442 shares, at cost	(4)	(4)
Additional paid-in capital	90,976	90,829
Retained earnings	11,939	11,129
Accumulated other comprehensive loss	(182)	(182)

Total Shareholders’ Equity	105,178	104,220

Total Liabilities and Shareholders’ Equity	$121,823	$121,268

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of dollars except share and per share data)

	Three months ended
	December 31,	January 1,
	2005	2005

Net sales	$24,880	$28,866
Cost of sales	17,612	21,329

Gross profit	7,268	7,537

Operating expenses:
Selling, general and administrative	4,722	4,535
Research and development	1,658	1,367
Amortization of intangible assets	118	158

Total operating expenses	6,498	6,060

Operating income	770	1,477
Interest (income)	(461)	(220)

Income before income taxes	1,231	1,697
Provision for income taxes	421	487

Net income	$810	$1,210

Earnings per share — basic	$0.03	$0.05

Earnings per share — diluted	$0.03	$0.05

Weighted average number of common shares and equivalents:
Basic	24,485,760	24,371,936
Diluted	24,846,105	24,993,697